Exhibit 5.1

Sidley Austin LLP 1000 Louisiana Street Suite 5900 Houston, Texas 77002 +1 713 495 4500 +1 713 495 7799 fax

November 5, 2026

Flowco Holdings Inc.

1300 Post Oak Blvd., Suite 450

Houston, Texas 77056

Re: Registration Statement on Form S-8; 581,839 shares of Class A Common Stock, $0.0001 par value per share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Flowco Holdings Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 581,839 shares (the “Registered Shares”) of the Company’s Class A common stock, $0.0001 par value per share, issuable to eligible individuals under the Company’s 2025 Equity and Incentive Plan (the “Plan”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the exhibits thereto, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as amended to the date hereof, and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the Plan. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that each Registered Share will be validly issued, fully paid and nonassessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and delivered in accordance with the Plan; and (iii) certificates representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the person entitled thereto

Flowco Holdings Inc.

November 5, 2026

against payment of the agreed consideration therefor in an amount not less than the par value thereof, all in accordance with the Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP